Exhibit 99.1

Live Ventures Announces Fiscal Second Quarter 2022

Financial Results

LAS VEGAS, May 11, 2022 -- Live Ventures Incorporated (Nasdaq: LIVE), (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal second quarter ended March 31, 2022.

Second Quarter FY 2022 Key Highlights:

•
Revenue of $69.7 million decreased 1.7% as compared with the prior year period
•
Net income of $15.4 million and diluted earnings per share (“EPS”) of $4.84 increased 75.8% and 82.0%, respectively, as compared with the prior year period
•
Adjusted EBITDA¹ of $10.3 million decreased 23.0% as compared with the prior year period
•
ApplianceSmart exited bankruptcy resulting in an $11.4 million gain on bankruptcy settlement
•
Repurchased 65,668 shares of common stock at an average price of $31.72 per share
•
Capital structure simplified as a result of stockholder conversion of the Company’s Series B preferred stock into shares of common stock
•
Total assets of $225.3 million increased 6.4% as compared with September 30, 2021
•
Approximately $38.0 million of cash and availability under our credit facilities

“We are pleased with our second quarter financial results given the inflationary pressures during the quarter,” Jon Isaac, President and CEO of Live Ventures, commented. “Additionally, in the same period last year, our retail segment’s strong revenues were driven by the U.S. Government’s stimulus payments, which we did not have this year.”

Mr. Isaac continued, “We remain confident in our businesses’ long-term outlook and will continue executing our strategic plan to maximize stockholder value. Along those lines, we took the opportunity to repurchase 65,668 shares during the quarter, or approximately 2% of our diluted common shares.”

During the second quarter, the Company’s capital structure was simplified by the conversion of its Series B convertible preferred stock into shares of the Company’s common stock. The conversion had no impact on the fully diluted share count and there is no longer any Series B preferred stock outstanding.

Second Quarter FY 2022 Financial Summary (in thousands except per share amounts)

	During the three months ended March 31,
	2022	2021	% Change
Revenue	$ 69,706	$ 70,890	-1.7%
Operating Income	$ 8,449	$ 11,125	-24.1%
Net income	$ 15,358	$ 8,734	75.8%
Diluted earnings per share	$ 4.84	$ 2.66	82.0%

Second quarter 2022 revenue of $69.7 million decreased 1.7%, primarily due to decreased revenue of $3.3 million in the retail segment as a result of the impact of additional U.S. Government stimulus payments during the prior year’s second quarter that allowed for more discretionary consumer spending in that period at Vintage Stock locations.

Operating income of $8.4 million for the second quarter of 2022 decreased 24.1%, as compared with the prior year period, primarily due to increases in raw material costs as a result of inflationary pressures, increased employee compensation, and other operating expenses that were higher in the current quarter as compared with the second quarter of 2021 which were lower due to the pandemic.

Net income of $15.4 million and diluted EPS of $4.84 for the three months ended March 31, 2022 increased 75.8% and 82.0%, respectively, as compared with the prior year period. Net income includes approximately $11.4 million or $3.58 per diluted share for a gain on bankruptcy settlement in the current period and approximately $2.5 million or $0.76 per diluted share for a gain on bankruptcy settlement and a gain on payroll protection program loan forgiveness in the prior period.

Adjusted EBITDA of $10.3 million decreased by approximately $3.1 million, or 23.0%, for the second quarter 2022, as compared to the prior year period. The decrease is primarily due to decreases in revenue and increases in SG&A expenses.

As of March 31, 2022, the Company had total cash availability of $38.0 million, consisting of cash on hand of $6.2 million and cash availability under its various lines of credit of $31.8 million, and total assets of $225.3 million. Stockholders’ equity was $94.9 million as of March 31, 2022.

Second Quarter FY 2022 Segment Results (in thousands)

	During the three months ended March 31,
	2022	2021	% Change
Revenue
Retail	$ 20,741	$ 24,003	-13.6%
Flooring Manufacturing	32,772	32,972	-0.6%
Steel Manufacturing	14,027	13,793	1.7%
Corporate & other	2,166	122	1675.4%
	$ 69,706	$ 70,890	-1.7%

	During the three months ended March 31,
	2022	2021	% Change

Operating Income (loss)
Retail	$ 3,132	$ 5,071	-38.2%
Flooring Manufacturing	3,875	6,011	-35.5%
Steel Manufacturing	2,719	1,742	56.1%
Corporate & other	(1,277)	(1,699)	24.8%
	$ 8,449	$ 11,125	-24.1%

	During the three months ended March 31,
	2022	2021	% Change
Adjusted EBITDA
Retail	$ 3,610	$ 5,456	-33.8%
Flooring Manufacturing	4,579	6,726	-31.9%
Steel Manufacturing	2,828	2,034	39.0%
Corporate & other	(762)	(894)	14.8%
Total Adjusted EBITDA	$ 10,255	$ 13,322	-23.0%

Adjusted EBITDA as a percentage of revenue
Retail	17.4%	22.7%
Flooring Manufacturing	14.0%	20.4%
Steel Manufacturing	20.2%	14.7%
Corporate & other	-35.2%	-732.8%
Consolidated adjusted EBITDA
as a percentage of revenue	14.7%	18.8%

Retail

Second quarter 2022 Retail Segment revenue of $20.7 million decreased approximately $3.3 million or 13.6%, as compared with the prior year period. The decrease in revenue is due to the impact of additional U.S.

Government stimulus payments during the prior year’s second quarter that allowed for more discretionary consumer spending in that period at Vintage Stock locations. Cost of revenue decreased in the current quarter in line with the decrease in revenues. General and administrative expense increased primarily due to increases in employee compensation and related costs as a result of Vintage Stock opening new locations. Operating income for the three months ended March 31, 2022 was approximately $3.1 million for the Retail Segment, as compared to operating income of approximately $5.1 million for the prior year period.

Flooring Manufacturing

Second quarter 2022 Flooring Manufacturing Segment revenue of $32.8 million decreased approximately $0.2 million, or 0.6%, as compared with the prior year period, primarily due to reduced customer demand. Cost of revenue for the second quarter of 2022 increased primarily due to increases in raw material costs as a result of inflationary pressures. Sales and marketing expense increased for the three months ended March 31, 2022, primarily due to increased compensation associated with the sales force. Operating income for the three months ended March 31, 2022 was approximately $3.9 million for the Flooring Manufacturing Segment, as compared to operating income of approximately $6.0 million for the prior year period.

Steel Manufacturing

Second quarter 2022 Steel Manufacturing Segment revenue of $14.0 million increased by approximately $0.2 million, or 1.7%, as compared with the prior year period, primarily due to increasing sales prices resulting from rising costs. Cost of revenue for the second quarter of 2022 decreased as a percentage of sales due to improved manufacturing efficiencies and increased revenue due to price increases over the prior year period. Operating income for the three months ended March 31, 2022 was approximately $2.7 million for the Steel Manufacturing Segment, as compared to operating income of approximately $1.7 million in the prior year period. The increase in operating income is primarily due to an increase in gross profit.

Corporate and Other

Second quarter 2022 Corporate and Other revenue increased by approximately $2.0 million, primarily due to the addition of SW Financial as a consolidated variable interest entity (“VIE”) during fiscal 2021. Cost of revenue for the three months ended March 31, 2022 increased proportionately with revenue. Operating loss for the three months ended March 31, 2022 was approximately $1.3 million, as compared to a loss of approximately $1.7 million in the prior period.

Six Months FY 2022 Financial Summary (in thousands except per share amounts)

	During the six months ended March 31,
	2022	2021	% Change
Revenue	$ 144,864	$ 133,344	8.6%
Operating Income	$ 18,856	$ 18,416	2.4%
Net income	$ 21,904	$ 14,147	54.8%
Diluted earnings per share	$ 6.87	$ 4.34	58.3%

Revenue increased approximately $11.5 million, or 8.6%, to $144.9 million for the six months ended March 31, 2022, as compared to the prior year period. Operating income increased by approximately $0.4 million essentially flat as compared with the prior year period.

For the six months ended March 31, 2022, net income of $21.9 million and EPS of $6.87 per diluted share, increased 54.8% and 58.3%, respectively, over the same period last year. Net income includes approximately $11.4 million or $3.56 per diluted share for a gain on bankruptcy settlement in the current period and approximately $2.5 million or $0.77 per diluted share for a gain on bankruptcy settlement and a gain on payroll protection program loan forgiveness in the prior period.

For the six months ended March 31, 2022, adjusted EBITDA was approximately $22.4 million, a decrease of $0.9 million, or 3.9%, as compared with the prior year period. The decrease is primarily due to increases in cost of revenue and SG&A expenses.

Six Months FY 2022 Segment Results (in thousands)

	During the six months ended March 31,
	2022	2021	% Change
Revenue
Retail	$ 46,952	$ 46,373	1.2%
Flooring Manufacturing	65,644	63,194	3.9%
Steel Manufacturing	26,393	23,528	12.2%
Corporate & other	5,875	249	2,259.4%
	$ 144,864	$ 133,344	8.6%

	During the six months ended March 31,
	2022	2021	% Change
Operating Income (loss)
Retail	$ 7,942	$ 9,564	-17.0%
Flooring Manufacturing	8,483	10,161	-16.5%
Steel Manufacturing	4,373	1,886	131.9%
Corporate & other	(1,942)	(3,195)	39.2%
	$ 18,856	$ 18,416	2.4%

	During the six months ended March 31,
	2022	2021	% Change
Adjusted EBITDA
Retail	$ 8,813	$ 10,594	-16.8%
Flooring Manufacturing	9,834	11,824	-16.8%
Steel Manufacturing	4,672	2,531	84.6%
Corporate & other	(964)	(1,697)	43.2%
Total Adjusted EBITDA	$ 22,355	$ 23,252	-3.9%

Adjusted EBITDA as a percentage of revenue
Retail	18.8%	22.8%
Flooring Manufacturing	15.0%	18.7%
Steel Manufacturing	17.7%	10.8%
Corporate & other	-16.4%	-681.5%
Consolidated adjusted EBITDA
as a percentage of revenue	15.4%	17.4%

Retail

Revenue for the six months ended March 31, 2022, increased approximately $0.6 million, or 1.2%, as compared to the prior year, primarily due to increased retail pricing and additional locations added at Vintage Stock. Retail sales at the Vintage Stock locations during the current period were impacted by the lack of stimulus payments received during the six months ended March 31, 2021. Cost of revenue increased due to changes in product mix, as well as other inflationary pressures. Operating income for the six months ended March 31, 2022 was approximately $7.9 million for the Retail Segment, as compared to operating income of approximately $9.6 million for the prior year period.

Flooring Manufacturing

Revenue for the six months ended March 31, 2022, increased approximately $2.5 million, or 3.9%, as compared to the prior year period, primarily due to greater demand for various grades of flooring, as well as increases in sales prices. Sales price increases were primarily due to higher product costs relating to inflationary pressures that were passed on to customers. Cost of revenue increased primarily due to increases in raw material costs as compared with the prior year period. Sales and marketing expenses increased approximately $1.3 million for the six months ended March 31, 2022, primarily due to increased compensation associated with the segment’s sales force. Operating income for the six months ended March 31, 2022, was approximately $8.5 million for the Flooring Manufacturing Segment, as compared to operating income of approximately $10.2 million for the prior year period.

Steel Manufacturing

Revenue for the six months ended March 31, 2022, increased $2.9 million, or 12.2%, as compared to the prior year period, primarily due to increased sales prices resulting from rising costs. Cost of revenue for the six months ended March 31, 2022 increased moderately, as compared to the prior year period, as a percentage of sales due to improved manufacturing efficiencies and increased revenue due to price increases. Operating income for the six months ended March 31, 2022 was approximately $4.4 million for the Steel Manufacturing Segment, as compared to operating income of approximately $1.9 million in the prior period. The increase in operating income is primarily due to an increase in gross profit.

Corporate and Other

Revenues for the six months ended March 31, 2022 increased by $5.6 million, primarily due to the addition of SW Financial as a consolidated VIE during fiscal 2021. Cost of revenue for the six months ended March 31, 2022 increased proportionately with revenue. Operating loss for the six months ended March 31, 2022 was approximately $1.9 million, as compared to a loss of approximately $3.2 million in the prior period.

Non-GAAP Financial Information

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.” Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures, and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flows available to fund all of our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated should not be compared to any similarly titled measures reported by other companies.

About Live Ventures

Live Ventures is a growing, diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, CEO and strategic investor took over the company and in 2015, refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries, Inc. (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO, and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning specialty entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 65 retail stores and its website, allowing the company to ship products worldwide directly to the customer’s doorstep.

Precision Marshall

Based in Washington, PA, and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing.

Salomon Whitney

Based in Melville, NY, Salomon Whitney LLC (“Salomon Whitney”), and acquired in June 2021, is a licensed broker-dealer and investment bank offering clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. Salomon Whitney has over 70 registered representatives and is licensed to operate in all 50 states. As of December 31, 2021, Live Ventures owns a 24.9% interest in Salomon Whitney. However, Salomon Whitney is consolidated into Live Ventures’ financial statements as a variable interest entity.

Contact:

Live Ventures Incorporated

Greg Powell, Director of Investor Relations

725.500.5597

gpowell@liveventures.com

www.liveventures.com

Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	March 31, 2022	September 30, 2021
	(Unaudited)
Assets
Cash	$6,190	$4,664
Trade receivables, net of allowance for doubtful accounts of approximately $34,000 at March 31, 2022 and $61,000 at September 30, 2021	22,204	21,559
Inventories, net of reserves of approximately $1.7 million at March 31, 2022, and approximately $1.8 million at September 30, 2021	79,364	70,747
Prepaid expenses and other current assets	2,064	1,640
Debtor in possession assets	—	180
Total current assets	109,822	98,790
Property and equipment, net of accumulated depreciation of approximately $23.1 million at March 31, 2022, and approximately $20.6 million at September 30, 2021	40,585	35,632
Right of use asset - operating leases	28,415	30,466
Deposits and other assets	798	682
Intangible assets, net of accumulated amortization of approximately $2.7 million at March 31, 2022, and approximately $2.2 million at September 30, 2021	4,201	4,697
Goodwill	41,471	41,471
Total assets	$225,292	$211,738
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$14,597	$10,644
Accrued liabilities	12,117	17,048
Income taxes payable	728	876
Current portion of lease obligations - operating leases	7,311	7,202
Current portion of long-term debt	20,032	16,055
Current portion of notes payable related parties	2,000	2,000
Debtor-in-possession liabilities	—	11,135
Total current liabilities	56,785	64,960
Long-term debt, net of current portion	39,359	37,559
Lease obligation long term - operating leases	27,158	29,343
Notes payable related parties, net of current portion	2,000	2,000
Deferred taxes	5,053	2,796
Total liabilities	130,355	136,658
Commitments and contingencies
Stockholders' equity:
Series B convertible preferred stock, $0.001 par value, 1,000,000 shares authorized, 0 and 315,790 shares issued and outstanding at March 31, 2022 and September 30, 2021, respectively	—	—
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at March 31, 2022 and September 30, 2021, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,095,616 and 1,582,334 shares issued and outstanding at March 31, 2022 and September 30, 2021, respectively	2	2
Paid in capital	65,321	65,284
Treasury stock common 600,188 shares as of March 31, 2022 and 534,520 shares as of September 30, 2021, respectively	(6,603)	(4,519)
Treasury stock Series E preferred 50,000 shares as of March 31, 2022 and of September 30, 2021, respectively	(7)	(7)
Retained earnings	36,672	14,768
Equity attributable to Live stockholders	95,385	75,528
Non-controlling interest	(448)	(448)
Total stockholders' equity	94,937	75,080
Total liabilities and stockholders' equity	$225,292	$211,738

The accompanying notes are an integral part of these consolidated financial statements.

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(dollars in thousands, except per share)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2022	2021	2022	2021
Revenue	$69,706	$70,890	$144,864	$133,344
Cost of revenue	44,753	44,400	92,295	84,585
Gross profit	24,953	26,490	52,569	48,759

Operating expenses:
General and administrative expenses	13,154	12,565	27,311	24,844
Sales and marketing expenses	3,350	2,800	6,402	5,499
Total operating expenses	16,504	15,365	33,713	30,343
Operating income	8,449	11,125	18,856	18,416
Other income (expense):
Interest expense, net	(858)	(1,649)	(1,875)	(3,119)
Gain on Payroll Protection Program loan forgiveness	—	1,382	—	1,382
Loss on debt extinguishment	(363)	—	(363)	—
Loss on disposal of fixed assets	(1)	—	(1)	—
Gain on bankruptcy settlement	11,362	1,115	11,352	1,115
Other income (expense)	292	(50)	418	858
Total other income, net	10,432	798	9,531	236
Income before provision for income taxes	18,881	11,923	28,387	18,652
Provision for income taxes	3,523	3,228	6,483	4,678
Net income	15,358	8,695	21,904	13,974
Net income attributable to non-controlling interest	—	39	—	173
Net income attributable to Live stockholders	$15,358	$8,734	$21,904	$14,147

Income per share:
Basic	$4.90	$5.62	$6.96	$9.22
Diluted	$4.84	$2.66	$6.87	$4.34

Weighted average common shares outstanding:
Basic	3,134,540	1,555,175	3,148,059	1,534,287
Diluted	3,172,881	3,284,133	3,187,124	3,263,245

LIVE VENTURES INCORPORATED

NON-GAAP MEASURES RECONCILIATION

(dollars in thousands)

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Net income	$15,358	$8,695	$21,904	$13,974
Depreciation and amortization	1,496	1,706	3,045	3,420
Stock-based compensation	19	270	37	287
Interest expense, net	858	1,649	1,875	3,119
Income tax expense	3,523	3,228	6,483	4,678
Gain on bankruptcy settlement	(11,362)	(1,115)	(11,352)	(1,115)
Gain (loss) on extinguishment of debt	363	(1,382)	363	(1,382)
Non-recurring loan costs	—	271	—	271
Adjusted EBITDA	$10,255	$13,322	$22,355	$23,252